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                                                                 Exhibit 23.3




                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Nash Finch Company:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Nash Finch Company, pertaining to its 1997 Non-Employee Director
Stock Compensation Plan, of our reports dated March 3, 1995, relating to the consolidated earnings, stockholders' equity, and cash flows of Nash Finch Company and subsidiaries and the related consolidated financial statement schedule for the year ended December 31, 1994, which reports are included in or incorporated by reference in the December 28, 1996 annual report on Form 10-K of Nash Finch Company, and to the reference to our Firm under the heading "Incorporation of Documents by Reference" in the Registration Statement.


                                          /s/ KPMG Peat Marwick


Minneapolis, Minnesota
May 16, 1997